   EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
AMP Holding Inc.

We consent to the incorporation by reference into the Form S-8 Registration Statement File No. 333-184059 of our report dated April 12, 2013 on our audits of the balance sheets of AMP Holding Inc. (A Development Stage Company) as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and for the period from inception, February 20, 2007, to December 31, 2012 included in this Form 10-K.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
April 12, 2013